Exhibit 10.13

LOAN MODIFICATION AGREEMENT

March 30, 2006

THIS AGREEMENT is by and among Wainwright Bank & Trust Company, having an office at 63 Franklin Street, Boston, Massachusetts 02110 (the “Bank”), and Zoom Telephonics, Inc., a Delaware corporation, having a principal place of business and chief executive office at 207 South Street, Boston, Massachusetts 02111 (the “Borrower”).

Recitals

A.   The Bank is the holder of a Commercial Real Estate Promissory Note from the Borrower dated January 10, 2001, in the original principal amount of $6,500,000.00, as amended by First Amendment to Commercial Real Estate Promissory Note dated March 28, 2005 (the “Note”). The Note is secured, in part, by that certain Mortgage, Security Agreement and Assignment from the Borrower to the Bank dated January 10, 2001, and recorded with the Suffolk County Registry of Deeds in Book 25763, Page 284, and filed with the Suffolk County Registry District of the Land Court (the “Registry District”) as Document No. 609541 (the “Mortgage”), which Mortgage covers the land and premises known as and located at 195-201 South Street, 50 Utica Street, 207-209 South Street, and 162-168 Kneeland Street, Boston, Massachusetts (the “Mortgaged Property”). The Note, the Mortgage, and all other instruments, including but not limited to, an Assignment of Leases and Rents from the Borrower to the Bank dated January 10, 2001, and recorded with the Suffolk County Registry of Deeds in Book 25763, Page 315, and filed with the Registry District as Document No. 609542, given to the Bank heretofore or hereafter as security for the Note or in connection with the indebtedness evidenced thereby are herein referred to collectively as the “Loan Documents”. All capitalized terms used herein without definition that are defined in the Note or in the Mortgage shall have the same meaning herein as in the Note or in the Mortgage, as the case may be, as herein modified.

B.   The Note matured on January 10, 2006, but has not been paid in full. The Borrower has continued to make, and the Bank has continued to receive, payments on a monthly basis as if the Note had not matured, without the Bank waiving or modifying said maturity. The Borrower has requested certain modifications to the Note, including an extension of said Maturity Date of January 10, 2006. The Bank is willing to agree to such modifications, subject to the terms and conditions of this Agreement.

IN CONSIDERATION OF the foregoing and the sum of Ten Dollars ($10.00), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.    Effective as of the date hereof, the Note is hereby amended as follows:

(a)          The Maturity Date is hereby extended and changed to April 10, 2007. The Borrower may elect further to extend the Maturity Date to April 10, 2008, by notifying the Bank of such election and paying the Bank an extension fee of $36,750.00 on or before March 10, 2007, provided that (i) prior to the time of such election, the Bank has not exercised its right to accelerate the maturity of the Note following any default, and (ii) at the time of such election, no Event of Default then exists and no other event, set of facts or circumstances has then occurred and is then continuing which, with the giving of notice or the passage of time, or both, would constitute such an Event of Default.

(b)         Commencing on the date hereof, the Interest Rate on the Note shall be changed to a fluctuating rate of interest equal to the from time to time prime rate published in The Wall Street Journal (the “Prime Rate”), it being understood that if more than one such rate is published, the highest of such rates will be used. Currently, the Prime Rate is 7.75% per annum. The effective rate of interest on the Note shall change on each day that the Prime Rate changes.

(c)          Payments of principal and interest shall continue to be due monthly in arrears on the tenth (10th) day of each calendar month (with the next such payment due on April 10, 2006) until the Maturity Date (as herein provided) in an amount from time to time as determined by the Bank, in its sole discretion (absent manifest error), equal to the monthly payment required as of each such payment day to amortize the then current outstanding principal balance of the Note at the then applicable Interest Rate over the then remaining portion of the original twenty-year amortization period.

(d)         Each of the following additional events shall constitute an Event of Default under the Note:

(o)         If the amount of the outstanding principal balance of the Note plus all interest, fees, and charges due thereunder or in connection therewith shall at any time exceed fifty percent (50%) of the value of the Mortgaged Property, as determined by the Bank in its sole discretion (and such event shall constitute an Event of Default notwithstanding the terms of Section 4-27 (a) of the Mortgage).

(p)         The failure of the Borrower to maintain and hold at all times, in its name, cash and cash equivalents, free from any and all encumbrances, in an amount not less than $1,000,000.00 (and such event shall constitute an Event of Default notwithstanding the terms of Section 4-27 (c) of the Mortgage).

(q)         The failure of the Borrower to maintain at all times a Tangible Net Worth of not less than $7,000,000.00. “Tangible Net Worth” means the amount equal to the Borrower’s stockholders’ equity, minus the sum of its intangible assets (patents, goodwill, etc.) and amounts due Borrower from any employee or parent, subsidiary or other affiliate of Borrower, all determined in accordance with generally accepted accounting principles consistently applied (“GAAP”).

2.           The Borrower shall establish on the date hereof, fund and maintain with the Bank, an account (the “Debt Service Reserve Account”) in an amount satisfactory to the Bank and equal to at least six (6) times the monthly payment due on the Note from time to time. Initially, the sum of $211,000.00 shall be maintained in the Debt Service Reserve Account. If from time to time the Bank determines that the amount then in the Debt Service Reserve Account is less than six (6) times the then monthly payment due on the Note, upon notice to the Borrower, the Borrower shall be required to deposit into the Debt Service Reserve Account the amount of such deficiency. The Debt Service Reserve Account shall not constitute a trust fund and may be commingled with other monies held by the Bank. The Borrower hereby pledges to the Bank and grants to the Bank a security interest in any and all monies now or hereafter deposited in the Debt Service Reserve Account as additional security for the payment of the Note. Upon the occurrence of an Event of Default, the Bank may apply any sums then present in the Debt Service Reserve Account to the payment of the Note in any order in its sole discretion.

3.           All obligations and representations of the Borrower under this Agreement shall be secured by the Mortgage and the Loan Documents and a default with respect to such obligations or representations shall be a default under the Mortgage and the Loan Documents.

4.           The Borrower hereby warrants that all of the representations and warranties contained in the Loan Documents are true and correct as of the date hereof (except for Borrower's representation with respect to its financial condition, which is accurately reflected on Borrower's most recent financial statements provided to the Bank) and that no Event of Default has occurred and is continuing under the Note or the other Loan Documents or would constitute such an Event of Default but for the requirement that notice be given or time elapse or both.

5.           The Borrower hereby agrees to pay all reasonable fees and expenses incurred by the Bank in connection with the transaction contemplated by this Agreement, including reasonable attorneys' fees.

6.           The Borrower acknowledges and agrees that as of the date of this Agreement, the Borrower is indebted to the Bank under the Note, without limitation, for the unpaid principal balance of $3,675,000.00, plus accrued interest on the principal balance, and, if any, other charges, fees and expenses as provided in the Note and the other Loan Documents. It is understood and agreed that such principal balance reflects a substantial principal paydown made by the Borrower recently as a condition of the Bank entering into this Agreement. The Borrower expressly acknowledges that the Note, as herein modified, provides for a balloon payment upon maturity of sums equal to the unpaid principal and interest due under the Note, as modified by this Agreement, and all other costs, expenses and charges due thereon, and the Bank has no obligation to the Borrower to extend or renew the Note beyond the Maturity Date herein provided.

7.           The Borrower acknowledges that the Bank and its representatives, including but not limited to its officers, employees and any independent contractors, has fulfilled all of its obligations to it under the Loan Documents and that the amount of principal recited herein together with accrued interest is due and owing as of the date of this Agreement. The Borrower represents and warrants that it has no defenses, set-offs or counterclaims to the payment of its liabilities and obligations to the Bank as set forth in the Loan Documents, as modified by this Agreement, with respect to any actions, inactions or statements of fact arising or existing prior and up to the date of this Agreement, and to the extent that the Borrower has any defense, set-off or counterclaim, the Borrower hereby affirmatively WAIVES any such claim. The Borrower hereby releases and forever discharges the Bank and its representatives from any and all claims, defenses, actions, causes of action, suits, controversies, agreements, provisions and demands in law or in equity which the Borrower ever had, now has or now may have against the Bank or its representatives, including, but not limited to, claims relating to and arising out of the Loan Documents or the administration of the Note to date.

8.           The Bank does not hereby waive any defaults now existing or hereinafter arising under the Loan Documents or any of its rights and remedies upon the occurrence of any Event of Default under the Loan Documents.

9.           This Agreement and all other documents, instruments, and agreements executed in connection herewith represent the entire agreement of the parties hereto and incorporate the final results of all discussions and negotiations between the undersigned and the Bank, either express or implied, concerning the matters included herein and in such other documents, instruments and agreements, any custom, usage, or course of dealings to the contrary notwithstanding. No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions hereof. Any modification, amendment, or waiver of any provision of this Agreement or of any provision of any other agreement between the undersigned and the Bank must be executed in writing by the Bank and the party against which/whom enforcement is sought.

10.         Each of the Note and the other Loan Documents are hereby amended to be consistent with the terms and provisions of this Agreement. All references in the Note and the other Loan Documents to each of the others shall be deemed to refer to such document(s) as amended by this Agreement

11.         Except as modified and amended by this Agreement, the Note shall remain in full force and effect as originally written and the same, as so modified, is hereby ratified and confirmed.

12.         All the other Loan Documents are hereby ratified and confirmed as if said instruments were executed this day in connection with the Note as modified by this Agreement.

[here ends this page; the next page is the signature page]

EXECUTED as a sealed instrument as of the date first above written.

WAINWRIGHT BANK & TRUST COMPANY

/s/ C. Norris	By:	/s/ Darryl J. Fess

Witness C. Norris	Name: Darryl J. Fess Title: Senior Vice-President

ZOOM TELEPHONICS, INC.

/s/ John Feeney	By:	/s/ Frank B. Manning

Witness John Feeney	Frank B. Manning, President duly authorized

/s/ John Feeney	By:	/s/ Robert Crist

Witness John Feeney		Robert A. Crist, Treasurer duly authorized